NEWS RELEASE
For Immediate Release
Contact: Investor Relations
(206) 298-2909

Media Contact:
	Liz Brady	Sari Martin
	Liz.brady@icrinc.com	Sari.martin@icrinc.com
	646-277-1226	203-682-8345

EMERITUS AND BLACKSTONE JOINT VENTURE ACQUIRES 132 SUNWEST COMMUNITIES

EMERITUS ASSUMES OPERATION OF 143 COMMUNITIES

SEATTLE, WA, August 6, 2010 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and memory care services to seniors, today announced that the Sunwest purchase and sale transaction has closed.  The previously announced joint venture (the “Joint Venture”) between affiliates of Emeritus, Blackstone Real Estate Advisors (an affiliate of The Blackstone Group), and Columbia Pacific Advisors, completed the transaction on August 5, 2010.  This Joint Venture has acquired or intends to acquire 144 communities formerly operated by affiliates of Sunwest Management (“Sunwest”) for approximately $1.2 billion.

Mr. Daniel Baty, Chairman and Co-Chief Executive Officer, stated, “We are pleased that the Sunwest transaction has closed and we are able to welcome over 9,200 residents and 5,900 employees to the Emeritus family.  The Joint Venture will contribute to our growth over the next several years and should provide a significant return for the Company over time.”

Beyond the previously announced 5% management fee which represents an accretive cash flow opportunity to the Company, a greater potential for long-term value lies in Emeritus’ right of first opportunity to purchase the Sunwest communities, or the Joint Venture interests.  Additionally, the Company has the ability to earn additional cash distribution incentives if the rate of return on membership interests in the Joint Venture exceeds established thresholds in the coming years.

The transaction, as communicated previously, includes 144 communities, of which 132 closed on August 5, 2010 and 12 were deferred until finalization of consents with lenders and other matters.  Of the 144 community portfolio, Emeritus will begin managing all but one as of the August 5th closing date.  The 144 communities consist of approximately 11,769 units.  The Joint Venture’s annualized revenues for the total portfolio approximate $346.8 million, with average occupancy of approximately 79.0% and an average rate per occupied unit of approximately $3,108.

Emeritus funded approximately $19.0 million as its equity contribution at closing, representing an approximate equity interest of 5.8% in the Joint Venture.  It is expected that the equity interest of Emeritus, as well as that of the other members, will change slightly over time as the Joint

Venture completes the deferred transactions, the final rollover member amounts are determined, and additional anticipated funding for capital expenditure projects is completed.

After completion of this transaction, Emeritus operates 460 communities in 44 states with a capacity of over 39,000 units and a resident capacity of over 45,000.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 460 communities in 44 states representing capacity for approximately 39,000 units and approximately 45,000 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as the final closing of the transaction contemplated herein and our ability to successfully incorporate the new communities into our existing infrastructure.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and any subsequent Quarterly Report on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.